UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 26, 2009

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 26, 2009, Iconix Brand Group, Inc., a Delaware corporation (“Iconix”), entered into a Contribution and Sale Agreement (the “Purchase Agreement”) by and among IP Holder LLC (the “JV”) (now known as IP Holdings Unltd LLC), a Delaware limited liability company, Seth Gerszberg (“SG”), Suchman LLC (“Suchman”), a New Jersey limited liability company, wholly-owned by SG, Yakira, L.L.C., a New Jersey limited liability company (“Yakira”), Ecko.Complex, LLC (“Ecko.Complex”), a New Jersey limited liability company,  Zoo York LLC, a New Jersey limited liability company (“ZY”), and Zoo York THC LLC, a New Jersey limited liability company (“ZY THC” and, together with Yakira, Ecko.Complex and ZY, the “Ecko Companies”).

Upon the closing of the transactions contemplated by the Purchase Agreement, the JV will acquire certain of the names, brands, trademarks and intellectual property related to the Marc Ecko and the Zoo York brands and other associated brands worldwide (the “Ecko Assets”).

The Purchase Agreement provides for (i) Iconix to contribute $63,500,000 in cash to the JV in exchange for a 51% membership interest in the JV and (ii) the assumption of certain liabilities by the JV.

Upon the closing of the transactions contemplated by the Purchase Agreement, the Ecko Companies will sell and/or contribute all of their right, title and interest in the Ecko Assets to the JV in exchange for (i) $63,500,000, (ii) the issuance of a non-negotiable promissory note in the principal amount of $90,000,000 by the JV to LF Centennial Limited and (iii) a 49% membership interest in the JV.  In addition, the Purchase Agreement provides for the JV to enter into (i) a license agreement with an affiliate of SG and Suchman, 3TAC, LLC (the “Core License Agreement”) and (ii) a royalty agreement with Marc Ecko effective upon the closing of the transactions contemplated by the Purchase Agreement pursuant to which Marc Ecko will receive 0.5% of net sales of Ecko products under the Core License Agreement and 5% of net revenues (as defined in the royalty agreement).

Upon the closing of the transactions contemplated by the Purchase Agreement, Icon JV Holdings LLC, a wholly-owned subsidiary of Iconix, and Suchman will enter into a joint venture operating agreement in respect of the JV.  Icon JV Holdings LLC will be responsible for day to day management of the JV and Suchman will be the license manager of the JV.  The JV will be managed by a managing board of five people, three appointed by Iconix and two by SG.  Certain material non-ordinary course decisions relating to the JV will require an 80% vote of the managing board.  Iconix will control ordinary course decisions of the JV as a 51% member, as the administrative member and/or through certain decisions that are to be made only by Iconix pursuant to the JV operating agreement.

The Purchase Agreement contains customary representations, warranties and covenants, and the transactions contemplated by the Purchase Agreement are subject to customary closing conditions including Suchman and other of its affiliates obtaining financing.  Early termination of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been granted with respect to the transactions contemplated by the Purchase Agreement.  Iconix, on the one hand, and SG and the Ecko Companies, on the other hand, have each agreed, subject to certain limitations, to indemnify the other for damages arising for the breach of their respective representations, warranties, covenants or obligations in the Purchase Agreement.

Item 2.02	Results of Operations and Financial Condition. and Exhibits.

On October 27, 2009, Iconix issued a press release announcing its financial results for the fiscal quarter and nine months ended September 30, 2009.  As noted in the press release, Iconix has provided certain non-U.S. generally accepted accounting principles (“GAAP”) financial measures, the reasons it provides such measures and a reconciliation of the non-U.S. GAAP measures to U.S. GAAP measures. Readers should consider non-GAAP measures in addition to, and not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. A copy of Iconix’ press release is attached hereto as Exhibit 99.1 and the information contained therein insofar as it discloses historical information regarding the Company’s results of operations or financial condition for the fiscal quarter and nine months ended September 30, 2009 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated October 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date: October 30, 2009